Filed Pursuant to Rule 424(b)(3)
Registration No. 333-153401

Supplement to Prospectus Supplement Dated December 15, 2010

Dated: December 28, 2011

STATE OF ISRAEL

FLOATING RATE LIBOR BONDS (TENTH SERIES)

Effective as of January 1, 2012, 1-Year Floating Rate LIBOR Bonds, 2-Year Floating Rate LIBOR Bonds, 3-Year Floating Rate LIBOR Bonds, 5-Year Floating Rate LIBOR Bonds and 10-Year Floating Rate LIBOR Bonds may be purchased in a minimum denomination of $5,000 (and integral multiples of $1,000 in excess of $5,000). In addition, if a minimum of $5,000 of 2-Year Floating Rate LIBOR Bonds, 3-Year Floating Rate LIBOR Bonds, 5-Year Floating Rate LIBOR Bonds, or 10-Year Floating Rate LIBOR Bonds have been purchased in a single purchase during the twelve (12) month period immediately preceding the additional purchase, additional bonds may be purchased of the same maturity period in denominations of $1,000 or integral multiples of $1,000. Additional bonds must be registered in the same name as the bonds satisfying the minimum purchase requirement.

For the avoidance of doubt, this change shall not apply to the 2-Year Floating Rate LIBOR Financing Bonds and the 3-Year Floating Rate LIBOR Financing Bonds, which may be purchased in a minimum denomination of $100,000 (and integral multiples of $25,000 in excess of $100,000).